Exhibit 8.1

LIST OF SUBSIDIARIES

Unless otherwise indicated, all subsidiaries are wholly owned (directly or indirectly).

Name of Subsidiary	Place of Incorporation
Radware Inc.	New Jersey, United States
Radware UK Limited	United Kingdom
Radware France	France
Radware Srl	Italy
Radware GmbH	Germany
Nihon Radware KK	Japan
Radware Australia Pty. Ltd.	Australia
Radware Singapore Pte. Ltd.	Singapore
Radware Korea Ltd.	Korea
Radware Canada Inc.	Canada
Radware India Pvt. Ltd.	India
Kaalbi Technologies Limited Ltd.	India
Radware (India) Cyber Security Solutions Private Limited	India
Radware China Ltd. 睿伟网络科技（上海）有限公司	China
Radware (Hong Kong) Limited	Hong Kong
Radyoos Media Ltd.*	Israel
Radware Iberia, S.L.U.	Spain
Edgehawk Security Ltd.	Israel
SkyHawk (CNP) Security Ltd.**	Israel
SkyHawk Security, Inc.***	Delaware, United Stated
CSR Cloud Security Ltd.	Israel
Radware (Colombia) S.A.S.	Colombia
Pynt, Inc.	Delaware, United States
Overcast Security Ltd.***	Israel
Radware Canada Holdings Inc.***	Canada

* We own approximately 91.0% of the shares of this company, which ceased its activities in 2017.

** We own approximately 76.2% of this subsidiary.

*** Indirect subsidiary.